UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2023

DIGITALBRIDGE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
(Address of Principal Executive Offices, Including Zip Code)
(561) 544-7475
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value	DBRG	New York Stock Exchange
Preferred Stock, 7.125% Series H Cumulative Redeemable, $0.01 par value	DBRG.PRH	New York Stock Exchange
Preferred Stock, 7.15% Series I Cumulative Redeemable, $0.01 par value	DBRG.PRI	New York Stock Exchange
Preferred Stock, 7.125% Series J Cumulative Redeemable, $0.01 par value	DBRG.PRJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Employment Agreement with Thomas Mayrhofer

On December 1, 2023, DigitalBridge Group, Inc. (the “Company”) announced that the Company entered into an employment agreement with Thomas Mayrhofer dated November 27, 2023, (the “Agreement”) pursuant to which Mr. Mayrhofer will begin to serve as the Company’s Chief Financial Officer and Treasurer by the end of the second quarter of 2024. Under the Agreement, Mr. Mayrhofer will be appointed Chief Financial Officer and Treasurer of the Company on such date between March 1, 2024 and April 30, 2024 as the transition of duties from Jacky Wu, the Company’s current Chief Financial Officer and Treasurer, is complete. The Agreement will become effective on January 8, 2024 (the “Effective Date”) and provides for an initial term of three years from the Effective Date, followed by automatic renewals for successive one-year periods thereafter unless either party provides at least 180 days’ advance notice of non-renewal. The Agreement requires that Mr. Mayrhofer devote his full business time and attention to the performance of his duties to the Company, provided that he is permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of his duties to the Company.

The Agreement further provides that Mr. Mayrhofer will receive an annual base salary of not less than $700,000, a discretionary annual cash bonus with a target amount of not less than $1,100,000, and annual grants of equity-based awards with a target value of not less than $2,000,000. Under the Agreement, Mr. Mayrhofer’s annual cash bonus for his service in 2024 will be no less than the target amount. In addition, Mr. Mayrhofer will receive allocations in respect of carried interests relating to funds managed by the Company as determined by the Company’s board of directors (or a committee thereof) from time to time in consultation with him, and will receive an initial allocation of carried interest in certain specified fund/investment vehicles. Mr. Mayrhofer will also receive reimbursements of up to $40,000 per year for the first two years of his employment for certain travel and housing expenses associated with his commute to the Company’s headquarters and is also eligible to participate in the Company’s benefit plans made available to its senior executive officers from time to time and to receive certain of the perquisites that are applicable to senior executive officers of the Company.

The Agreement provides that if Mr. Mayrhofer’s employment is terminated by the Company without “cause” (as defined in the Agreement), through non-renewal of the Agreement by the Company or by Mr. Mayrhofer for “good reason” (as defined in the Agreement and described below), and Mr. Mayrhofer executes a release of claims, he will be eligible to receive: (1) a lump sum cash payment equal to the sum of his base salary in effect immediately prior to the date of termination and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Mayrhofer receiving his annual bonus in respect of calendar year 2026, then his target annual bonus); (2) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination; (3) a pro-rated target bonus for the year of termination; and (4) full vesting of all equity-based awards relating to securities of the Company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The Agreement also provides that if Mr. Mayrhofer provides notice to the Company of his intention not to renew the Agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive: (1) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination; and (2) a pro-rated target bonus for the year of termination. For purposes of the Agreement, “good reason” includes, in summary: (1) a material diminution in the executive’s duties, authority or responsibilities or a diminution in the executive’s title or position; (2) a requirement that the executive report to any person other than the Company’s Chief Executive Officer; (3) a reduction in the executive’s base salary, target annual cash bonus or target annual equity incentive grant then in effect; (4) a 25-mile relocation of the executive’s principal place of business then in effect; or (5) a material breach of the agreement or any other material agreement with the executive by the Company.

The Agreement also includes a provision providing that if any payments to be made to Mr. Mayrhofer, whether under the Agreement or otherwise, would subject him to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Mayrhofer receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

In addition, the Agreement, through a restrictive covenant agreement that is included as an exhibit to the Agreement and also executed on November 27, 2023, provides that Mr. Mayrhofer will not, subject to certain exceptions, compete with the Company, or solicit the Company’s investors or customers or employees or those of the Company’s subsidiaries during his employment with the Company and for the one-year period following the termination of his employment with the Company unless his employment is terminated by the Company without cause (as defined in the Agreement), through non-renewal of the Agreement by the Company or by the executive for “good reason” (as defined in the Agreement and described above). The Agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on disparagement.

In addition, in connection with entering into the Agreement, following the Effective Date and by no later than January 15, 2024, the Company will grant Mr. Mayrhofer a sign-on equity grant in the amount of $1,700,000, which will vest in three equal annual installments on each of the first three anniversaries of the issuance date, generally conditioned on Mr. Mayrhofer’s continued employment. Mr. Mayrhofer will also receive a sign-on cash bonus of $300,000 within ten days of the Effective Date.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference. A copy of the press release announcing the Agreement is being furnished as Exhibit 99.1.

Previously, Mr. Mayrhofer, age 51, served as Chief Financial Officer (2018-2021) and Chief Operating Officer (2019-2022) of EJF Capital, LLC. Prior to joining EJF Capital, Mr. Mayrhofer spent nearly 18 years at The Carlyle Group in a variety of financial roles across all of the firm's products—including private equity, energy, real estate and credit. Mr. Mayrhofer concluded his tenure at The Carlyle Group as a Partner and CFO of the firm’s Private Equity business, where he led a team of more than 90 finance professionals and had oversight of approximately $100 billion of assets under management. Prior to joining Carlyle, Mr. Mayrhofer worked at Arthur Andersen LLP. Mr. Mayrhofer graduated from The College of William & Mary with a BBA in Accounting.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Thomas Mayrhofer, dated as of November 27, 2023
99.1	Press Release, dated December 1, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 4, 2023	DIGITALBRIDGE GROUP, INC.

		By:	/s/ Jacky Wu
Jacky Wu
Executive Vice President and Chief Financial Officer